UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Cape Fear Bank Corporation

(Exact Name of Registrant as Specified In Its Charter)

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Cape Fear Bank Corporation mailed the following letter to its stockholders on July 24, 2008.

1117 Military Curoff Road

Wilmington, North Carolina 28405

(910) 509-2000

July 24, 2008

Please Support Your Board by Voting the WHITE proxy card TODAY!

Dear Fellow Shareholder:

Your support for Cape Fear Bank Corporation at this year’s Annual Meeting on August 19th is extremely important. A dissident group led by Maurice Koury is attempting to gain control of your Company through a proxy contest. You should be aware that five of Mr. Koury’s hand-picked nominees were not even shareholders in Cape Fear Bank Corporation until a few months ago. Furthermore, his group is NOT proposing to acquire the Company and is NOT offering you a premium for your shares. But if they win, they will control the Company and will not have paid you anything for your stock. We strongly urge you to reject the Koury group and to vote your WHITE proxy card today for the reelection of our qualified and capable board of directors.

The current environment has been a very difficult one for financial institutions, from the largest and most storied financial organizations in the country to the smallest community banks. Your board of directors has been working diligently with management to lead the Company during these troubled economic times. We believe that we are well-positioned to deal with these challenges while still being able to take effective strategic steps to maximize shareholder value.

We recently reported to shareholders that despite the challenging environment, we were able to complete our branch expansion initiative, where deposits in the three branches opened in 2007 have increased by over 110 percent since year end.

Mr. Koury’s Record of Requesting Greenmail

We are not the only bank that Mr. Koury has criticized or threatened. Another example of his activism occurred in 2005, when Mr. Koury and other affiliated stockholders stated that they were opposed to the proposed reorganization plan of KS Bancorp, Inc. (“KS Bancorp”) of Smithfield, North Carolina. According to the public filings of KS Bancorp, Mr. Koury and other affiliated stockholders in KS Bancorp demanded that KS Bancorp take one of the following three actions:

“(i) allow these stockholders to select two members for election to the Company’s Board of Directors,

(ii) attempt to cause the Company to be merged with or acquired by another financial institution, and/or

(iii) buy out the shares owned by such stockholders at a premium above the current trading price.” (emphasis added).

The Form 8-K filing of KS Bancorp filed with the SEC on March 7, 2005 can be viewed by accessing the following web address:

http://www.sec.gov/Archives/edgar/data/912764/000119312505043668/d8k.htm

The practice of compelling or pressuring a company to purchase its own shares from a hostile party at a premium above the trading price to prevent a takeover or other hostile action is commonly referred to as “greenmail” or “greenmailing.” In our opinion, Mr. Koury’s request to KS Bancorp that his shares be bought out at a premium fits well within the greenmail framework.

Greenmail is often considered highly objectionable in corporate governance circles, being looked upon as wasteful and discriminatory. According to a leading corporate governance expert: “Since only the hostile party receives payment, usually at a substantial premium over the market value of its shares, the practice discriminates against all other shareholders.” (RiskMetrics Group, US Proxy Voting Manual. Permission neither sought nor obtained for use.)

It is important to note that at around the time Mr. Koury was considering greenmailing KS Bancorp, he was presenting himself as a champion of KS Bancorp shareholders while still threatening their board. Ultimately, the KS Bancorp shareholders approved their board’s proposed reorganization. However, the fact that Mr. Koury and his affiliates proposed greenmail as one of the proposed alternatives for that company should have raised a question about whether they were acting in the shareholders’ best interests at that time. We don’t believe Mr. Koury’s recent actions regarding Cape Fear Bank Corporation are in our shareholders’ best interests at this time.

Our View of Mr. Koury’s Actions – Disruptive, Expensive, Not in Your Best Interests

Did Mr. Koury really believe that we would welcome him with open arms after reviewing his record of activism? Your board’s concern with Mr. Koury is not now primarily about greenmail: Mr. Koury has not sought, nor would the board participate in any greenmail transaction. However, your board unanimously believes that Mr. Koury’s disruptive tactics do NOT serve the best interests of our Company, our shareholders, our customers, our employees or our community. In short, it is our view that the less influence by Mr. Koury, the better.

Not only has Mr. Koury caused your Company to incur significant expense and time in defending itself in this proxy contest, but he has indicated that he expects Cape Fear shareholders to pick up the tab for his disruptive activities. His proxy material states that he will seek reimbursement from the Company for his proxy contest expenses—estimated at approximately $225,000—and that he will NOT seek shareholder approval for that reimbursement.

We continue to work with our investment banker, McKinnon & Co., to explore and evaluate strategic alternatives and to identify a course of action that will be in the best interests of our shareholders. As we previously reported, we have been in substantive discussions with a financially capable party with regard to a possible transaction. However, this party has recently confirmed our belief that the proxy contest instigated by Mr. Koury is impeding our efforts. This party has expressly told us that, while it is interested in continuing in discussions about a potential transaction with us at a future time, the proxy contest instigated by Mr. Koury has caused them to postpone discussions until after the proxy contest.

Your Board and Management are Working for You

We strongly believe that the people best positioned to lead our Company through this difficult economic environment are current management and the board of directors with their intimate understanding of the Company – not a dissident group that has no prior experience with our Bank. And we are shareholders, too. Current directors and executive officers own 343,521 shares, or nearly 9 percent of the outstanding common stock of the Company. We, like you, are interested in seeing Cape Fear stock trade at much higher levels, and it is our goal to maximize value for our shareholders.

Mr. Koury, a man with no prior banking experience, is trying to characterize Cape Fear as a bank in trouble – which it is not. Cape Fear, like all other financial institutions, is facing a difficult economic environment. Remember: the greater the negative impression that Mr. Koury can create about your board and management, the better it is for his proxy campaign. Reviewing Mr. Koury’s proxy statement leads one to wonder what instant fix Mr. Koury believes he possesses in this environment. In our opinion, any suggestion that there is an easy solution to leading a bank through this difficult economic environment is simply not responsible.

Please Vote the WHITE Proxy Today!

We remain committed to maximizing shareholder value. Our current board of directors has the independence, the experience, the knowledge and the commitment to navigate through these troubled economic times while also maintaining its commitment for continued growth. Now is not the time to hand over control of the Company to a dissident group of nominees hand-picked by an activist shareholder.

We strongly urge you to vote your WHITE proxy card today for your current board of directors.

Thank you for your support.

On behalf of the Board of Directors

Sincerely,

Cameron Coburn

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE KOURY PARTICIPANTS. Even if you have previously signed a proxy card sent by the Koury Participants, you have the right to change your vote by using the enclosed WHITE proxy card to vote by signing, dating and returning the enclosed WHITE proxy card in the postage–paid envelope provided. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy card sent to you by the Koury Participants or any person other than Cape Fear Bank Corporation.

If you have any questions, please contact Cameron Coburn, Chairman, President and Chief Executive Officer at (910) 509-3901, ccoburn@capefearbank.com, or Betty V. Norris, Senior Vice President and Chief Financial Officer at (910) 509-3914, bnorris@capefearbank.com.

If you need any assistance with voting your WHITE proxy, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

Email: capefear@morrowco.com